Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Ming Yang Wind Power Group Limited:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated August 16, 2010 contains an explanatory paragraph that states China Ming Yang Wind Power Group Limited (the “Company”) completed a share exchange with Guangdong Mingyang Wind Power Industry Group Co., Ltd. (“Guangdong Mingyang”) in May 2010. The share exchange has been accounted for financial reporting purposes in a manner similar to a reverse acquisition equivalent to the issuance of securities by Guangdong Mingyang in exchange for the assets and liabilities of the Company, accompanied by a recapitalization to utilize the share structure of the Company as the legal acquirer. The Company’s consolidated financial statements as of December 31, 2008 and 2009 and for each of the years in the three-year period ended December 31, 2009 represent the continuation of the consolidated financial statements of Guangdong Mingyang, except for its capital structure.

Hong Kong, China

September 30, 2010

KPMG, a Hong Kong partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.